Filed Pursuant to Rule 424(b)(3)
Registration No. 333-114855

PROSPECTUS SUPPLEMENT No. 1

AAR CORP.
$75,000,000
2.875% Convertible Senior Notes due February 1, 2024
4,034,430 Shares of Common Stock

        This prospectus supplement supplements the prospectus dated August 6, 2004 of AAR CORP. relating to the sale by certain of its securityholders (including their transferees, pledgees, donees, assignees or other successors) of AAR's 2.875% Convertible Senior Notes due February 1, 2024 and 4,034,430 shares of its common stock issuable upon conversion, plus an indeterminate number of shares of common stock that may be issued from time to time upon conversion of the notes as a result of conversion rate adjustments, in circumstances described in the prospectus. On June 18, 2004, AAR repurchased $8,000,000 aggregate principal amount of notes.

        You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the prospectus.

        The following line item in the table of Selling Securityholders contained in the prospectus is hereby amended as follows:

Selling Securityholder	Original Principal Amount of Notes Beneficially Owned and Offered	Percentage of Notes Outstanding	Number of Shares of Common Stock That May be Sold	Percentage of Common Stock Outstanding
Hallmark Convertible Security Fund (formerly, Froley Revy Investment Convertible Security Fund)	$60,000.08%		3,228	*

*
Less than 1%.

        See "Risk Factors" beginning on page 6 of the prospectus to read about important factors you should consider before buying the notes.

        Neither the Securities and Exchange Commission nor any statue securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 28, 2004.